Exhibit 99.1
For Immediate Release
AEP Texas Advances Reliability and Growth with Federal Funding Expected to Save Customers $685 Million

CORPUS CHRISTI, Texas (July 8, 2026) – AEP Texas, a subsidiary of American Electric Power (Nasdaq: AEP), has entered into an agreement for a loan of up to $3.26 billion from the U.S. Department of Energy’s (DOE) Office of Energy Dominance Financing (EDF) to help fund infrastructure investments to improve resiliency and deliver an estimated $685 million in total savings to customers over 30 years.
The loan is to finance a portfolio of nearly 100 projects to enhance grid reliability and support growth in one of the nation’s fastest growing regions. AEP Texas has signed letters of agreement (LOAs) supporting up to 41 gigawatts (GW) of potential new load additions through 2030.
“Texas is poised for incredible growth over the next five years. AEP Texas is committed to enabling this opportunity, while leveraging resources to deliver future savings for our customers,” said Adrian Rodriguez, president and chief operating officer of AEP Texas. “This loan supports critical updates to our transmission infrastructure to strengthen reliability, connect new load and generation resources and manage affordability.”
AEP Texas plans to use the funds to rebuild or reconductor existing transmission lines, as well as build new transmission lines, spanning approximately 2,800 miles. This investment is projected to increase capacity of existing transmission infrastructure and reduce power interruptions for customers.
This loan is part of AEP’s broader strategy across its 11-state service territory to secure federal funding to reduce customer costs while supporting growth and investing in reliability and resiliency.
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Media Contact:
Omar Lopez
(361) 813-9054
oglopez@aep.com

AEP Texas is connected to over one million customers in the deregulated Texas retail electric marketplace. As an energy delivery (wires) company, AEP Texas delivers electricity safely and reliably to homes, businesses and industry across its nearly 100,000 square mile service territory in south and west Texas. AEP Texas also builds new power lines, restores service following outages and reads the meters via advanced meter technology for retail electric providers (REPs) throughout its service territory. The company also connects or disconnects service upon orders from the REPs. Connect with AEP Texas at AEPTexas.com, on Facebook and on X @aeptexas